Exhibit 99.1

XOMA Reports First Quarter 2021 Financial Results and Highlights Recent Operational Events

XOMA’s portfolio of potential milestone and royalty assets now has greater than 70 drug candidates.

Company ended the first quarter of 2021 with $67.8 million in cash. The April 2021 $40 million Series B Perpetual Preferred Stock offering paying 8.375% dividend increased XOMA’s cash and restricted cash to over $100 million.

Board of Directors approved first quarterly dividend payment for XOMAP.

On May 3, XOMA announced Janssen had dosed the first patient in a Phase 3 clinical study, resulting in a $0.5 million milestone.

EMERYVILLE, Calif., May 6, 2021 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA) reported its first quarter 2021 financial results and provided a recent operations update.

“Our team continues to identify exciting assets to add to our milestone and royalty portfolio. Their efforts resulted in our acquisition of two economic licenses from Viracta during the first quarter. We were delighted to add Day One Biopharmaceuticals’ DAY101 (pan-RAF kinase inhibitor) and Denovo Biopharma’s vosaroxin (topoisomerase II inhibitor) to our growing list of partner-funded assets,” stated Jim Neal, Chief Executive Officer of XOMA. “I am proud that our team continues to be productive in this COVID-impacted environment.

“In addition, since the close of the first quarter, we added three clinical-stage assets to our portfolio, AFM13, AFM24, and an undisclosed asset, each of which resulted from a research and discovery license agreement we established with Affimed fifteen years ago. These are three interesting oncology assets as they are designed to activate the body’s innate immune system to kill cancer cells. We believe the initial data from the AFM13 Phase 1 study in patients with relapsed/refractory CD30+ lymphomas, recently presented at the AACR Virtual Annual Meeting, are encouraging. This week, we received notification from Janssen that the first patient has been dosed in the inaugural cetrelimab Phase 3 clinical study, making it the second molecule in our portfolio to advance to the final stage of clinical development.

“To continue to support our strategy to expand our potential milestone and royalty portfolio via acquisition transactions, in April we completed a $40 million offering of Series B Perpetual Preferred Stock, which pays an 8.375% dividend, bringing our cash and restricted cash to over $100 million. And finally, we paid our first dividend on the Series A Perpetual Preferred Stock. Today, we have one of the strongest financial positions in our recent history, particularly when coupled with our very lean expense structure.”

Financial Results

XOMA recorded total revenues of $0.4 million for the first quarter of 2021, compared to $0.8 million for the first quarter of 2020. The decrease for the three months ended March 31, 2021, as compared to the same period in 2020, was primarily due to $0.5 million in revenue recognized in the first quarter of 2020 related to a milestone event under XOMA’s license agreement with Compugen.

Research and development expenses were $0.1 million for the first quarter of 2021, compared to $0.1 million for the first quarter of 2020.

General and administrative (“G&A”) expenses were $6.7 million for the first quarter of 2021, compared to $6.4 million for the first quarter of 2020. The increase of $0.3 million for the three months ended March 31, 2021, as compared to the same period of 2020, was primarily due to a $1.4 million increase in salary and related expenses (including an increase of $1.1 million in non-cash stock compensation expense) and $0.3 million increase in consulting and deal costs, partially offset by a $1.4 million decrease in bad debt expense.

In the first quarter of 2021, G&A expenses included $2.9 million in stock-based compensation expense compared with $1.8 million in the corresponding quarter of 2020. The increase in expense was primarily due to an increase in the fair value of options granted driven by an increase in our stock price. In the first quarter of 2020, non-cash G&A expenses also included $1.4 million in bad debt expense. The Company’s net cash used in operations in the first quarter of 2021 was $0.9 million, as compared with $2.3 million during the first quarter of 2020.

In the first quarter of 2021, XOMA recorded $0.3 million in total interest expense, as compared to $0.5 million in the corresponding period of 2020, both of which reflect the Company’s outstanding loan balances with Silicon Valley Bank and Novartis.

For the quarter ended March 31, 2021, XOMA recorded total other expense of $0.7 million, which included a $0.7 million change in the fair value of equity securities. For the quarter ended March 31, 2020, XOMA reported total other expense of $0.1 million, which included a $0.3 million change in the fair value of equity securities offset by $0.1 million in investment income.

In the first quarter of 2020, XOMA recorded an income tax benefit of $1.5 million as a result of a provision regarding net operating loss carrybacks within the CARES Act.

Net loss for the first quarter of 2021 was $7.4 million, compared to net loss of $4.8 million for the first quarter of 2020.

On March 31, 2021, XOMA had cash of $67.8 million. The Company ended December 31, 2020, with cash of $84.2 million. On April 12, 2021, XOMA announced the closing of its Depositary Shares Offering and the exercise of the underwriters’ option, which resulted in approximately $38.0 million after deducting underwriting discounts and commissions, but before expenses. On April 15, 2021, the Company paid its first dividend on Series A Cumulative Perpetual Preferred (Nasdaq: XOMAP) in the amount of $0.71875 per share. The Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a unique role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders, cash sufficiency forecast, economic outlook, and potential impact of the COVID-19 pandemic. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them, and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of these assets will become commercially available.

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Revenue from contracts with customers	$19	$500
Revenue recognized under units-of-revenue method	356	304

Total revenues	375	804

Operating expenses:
Research and development	61	62
General and administrative	6,741	6,358

Total operating expenses	6,802	6,420

Loss from operations	(6,427)	(5,616)
Other income (expense), net:
Interest expense	(289)	(542)
Other expense, net	(657)	(126)

Loss before income tax	(7,373)	(6,284)
Income tax benefit	—	1,526

Net loss and comprehensive loss	$(7,373)	$(4,758)
Less: Series A accumulated dividends	(530)	—

Net loss available to common stockholders, basic and diluted	$(7,903)	$(4,758)

Basic and diluted net loss per share available to common stockholders	$(0.70)	$(0.49)

Weighted average shares used in computing basic and diluted net loss per share available to common stockholders	11,240	9,761

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash	$67,808	$84,222
Restricted cash	2,142	1,611
Trade and other receivables, net	80	263
Income tax receivable	—	1,526
Prepaid expenses and other current assets	218	443

Total current assets	70,248	88,065
Long-term restricted cash	—	531
Property and equipment, net	19	21
Operating lease right-of-use assets	320	359
Long-term royalty receivables	48,075	34,575
Equity securities	1,021	1,693
Other assets	210	41

Total assets	$119,893	$125,285

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$671	$456
Accrued and other liabilities	1,376	642
Contingent consideration under royalty purchase agreements	75	75
Operating lease liabilities	183	179
Unearned revenue recognized under units-of-revenue method	1,482	1,452
Contingent liabilities	1,410	1,410
Current portion of long-term debt	7,201	8,088
Preferred stock dividend accrual	707	—

Total current liabilities	13,105	12,302
Unearned revenue recognized under units-of-revenue method – long-term	13,130	13,516
Long-term debt	11,654	12,764
Long-term operating lease liabilities	182	229
Other liabilities – long-term	102	50

Total liabilities	38,173	38,861

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	49	49
Convertible preferred stock, 5,003 shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,259,926 and 11,228,792 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	84	84
Additional paid-in capital	1,270,046	1,267,377
Accumulated deficit	(1,188,459)	(1,181,086)

Total stockholders’ equity	81,720	86,424

Total liabilities and stockholders’ equity	$119,893	$125,285

# # #

Investor contacts:

Gitanjali Jain	Juliane Snowden

Solebury Trout	XOMA

+1-646-378-2949	+1-646-438-9754

gogawa@soleburytrout.com	juliane.snowden@xoma.com

Media contact:

Kathy Vincent

KV Consulting & Management

+1-310-403-8951

kathy@kathyvincent.com